EXHIBIT 99.2

For Immediate Release

 NTL INCORPORATED ANNOUNCES OFFERING BY ITS SUBSIDIARY NTL COMMUNICATIONS CORP.

New York, New York; (November 12, 1999) NTL Communications Corp., a subsidiary of NTL Incorporated (Nasdaq: NTLI; Easdaq: NTLI.ED) announced that it intends to complete a concurrent offering of Euro Senior Notes Due 2006 (the "2006 Notes"), Euro Senior Notes Due 2009 (the "2009 Notes") and Euro Deferred Coupon Notes Due 2009, (the "Deferred Notes", collectively, the "Notes").
The Company intends to raise approximately Euro 100 million of gross proceeds from the offering of 2006 Notes, Euro 200 million of gross proceeds from the offering of 2009 Notes and Euro 100 million of gross proceeds from the offering of Deferred Notes.

The 2006 Notes and 2009 Notes are expected to carry a cash-pay current coupon, while Deferred Notes will accrue interest for the first five years and then carry a cash-pay coupon.

The proceeds of the offering will be available to repay a portion of the bridge facility entered into to finance the acquisition of Cablelink Limited or for construction, working capital requirements, refinancing indebtedness, acquisitions or other corporate purposes of the Company.

The Notes will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the Notes will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and outside the United States in accordance with Regulation S under the Securities Act.

For further information please contact: In the US: John F. Gregg, Senior Vice President Chief Financial Officer; Michael A. Peterson, Director-Corporate Development; Brett Richter, Director-Corporate Development; Richard J. Lubasch, Executive Vice President-General Counsel; or Kathy Makrakis, Director - Investor
Relations: at (212) 906-8440; in the UK: Aizad Hussain, Director-Corporate Development at 44-171-909-2000 or e-mail: investor-relations@ntli.com